UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2019

SPHERE 3D CORP.
(Exact name of registrant as specified in its charter)

Ontario, Canada	001-36532	98-1220792
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

895 Don Mills Road,
Bldg. 2, Suite 900
Toronto, Ontario, Canada	M3C 1W3
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (858) 571-5555

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b -2 of this chapter).

Emerging growth company [   ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [   ]

Item 8.01        Other Events.

            As previously reported in a Current Report on Form 8-K filed with the Securities and exchange Commission on November 16, 2018, the Company was notified by the Listing Qualifications Department of the Nasdaq Stock Market LLC (“Nasdaq”) that the Company was not in compliance with the minimum stockholders’ equity requirement under NASDAQ Listing Rule 5550(b) for continued listing on The NASDAQ Capital Market because the Company’s stockholders’ equity of $707,000 as reported in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2018, is below the required minimum of $2.5 million, and as of the date of the notification, the Company did not meet the alternatives of market value of listed securities or net income from continuing operations. In accordance with NASDAQ Listing Rules, the Company had 45 calendar days, or until December 27, 2018, to submit a plan to regain compliance.

            In order to maintain its listing, the Company submitted a plan of compliance addressing how it intended to regain compliance with NASDAQ Listing Rule 5550(b) within 180 days of notification, or May 13, 2019, which was accepted by Nasdaq on January 11, 2019.

            If the Company does not regain compliance by May 13, 2019, or if the Company fails to satisfy another Nasdaq requirement for continued listing, Nasdaq staff could provide notice that the Company’s common shares will become subject to delisting. In such event, Nasdaq rules permit the Company to appeal any delisting determination to a Nasdaq Hearings Panel. Accordingly, there can be no guarantee that the Company will be able to maintain its Nasdaq listing.

            SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Sphere 3D Corp.

By:	/s/ Kurt L. Kalbfleisch
Name:	Kurt L. Kalbfleisch
Title:	Chief Financial Officer

Date: January 17, 2019